EXHIBIT 99.1






                      For Immediate Release
                For Further Information, Contact:
         Brian Arsenault, SVP, Corporate Communications
                          207 761-8517

           Banknorth Receives All Regulatory Approvals
                To Acquire Andover and MetroWest
                Transactions to Close October 31


Portland, Maine, October 26, 2001 - Banknorth Group, Inc. (NASDAQ: BKNG), announced today that it has received all regulatory approval to complete the acquisitions of Andover Bancorp, Inc. ("Andover") (NASDAQ: ANDB) for approximately $333 million in stock, and MetroWest Bank ("MetroWest") (NASDAQ: MWBX) for approximately $166 million in cash. The acquisitions will be finalized on October 31, 2001 and will increase the Company's total assets from just over $18 billion to approximately $21 billion. The Company's Massachusetts banking franchise, First Massachusetts Bank N.A. will increase to 114 branches and nearly $9 billion in assets.

The operational conversion of the two acquisitions will occur during the first quarter of 2002. After January 1, 2002, the Company's Massachusetts banking franchise will operate as Banknorth Massachusetts.

"As I said when we announced these two exciting acquisitions in June, they are both a natural extension of our Massachusetts banking franchise and significantly enhance our presence in the economically vibrant communities of Greater Boston," said William
J. Ryan, Chairman, President and Chief Executive Officer of Banknorth Group. "Both Andover and MetroWest customers will benefit from having greater convenience through our extensive network of branches and ATMs and will enjoy a broader selection of products and services."

Under the terms of the agreement to acquire Andover, shareholders will receive a fixed exchange ratio of 2.27 shares of Banknorth common stock for each share of Andover they hold plus cash in lieu of any fractional share interest. Based on Banknorth's closing price on October 25, 2001 of $21.46 per share, this would equal $48.71 per share. The exchange of shares will be tax free except for cash per share in lieu of fraction share interests.

The MetroWest agreement calls for shareholders of MetroWest to receive $11.50 in cash for each share they hold.



At September 30, 2001, Andover had total assets of $1.8 billion, deposits of $1.3 billion and shareholders' equity of $163 million, and serviced its customer base from 15 branch locations covering Essex and Middlesex counties in Massachusetts and Rockingham County in New Hampshire. At the same date, MetroWest had total assets of $956 million, deposits of $737 million and shareholders' equity of $63 million, and served Middlesex, Norfolk, Suffolk, and Worcester counties in Massachusetts through 19 branch locations.

The addition of Andover and MetroWest to Banknorth's Massachusetts franchise will move Banknorth into the No. 5 market share position in the Boston metropolitan statistical area, the fourth most populous MSA in the country. In addition, the acquisitions will give Banknorth the No. 2 deposit market share in Essex County (currently No. 7), with an average household income of $67,906, and the No. 7 deposit market share in Middlesex County (currently No. 19), with an average household income of $82,492, as well as enhance Banknorth's existing No. 3 market share position in Worcester County, with an average household income of $58,198.

"We gain significant market share in important Massachusetts markets," said Mr. Ryan. "We are becoming an important force in banking and financial services in Massachusetts, which complements our strong market positions in Maine, New Hampshire and Vermont."

Banknorth Group, Inc., headquartered in Portland, Maine, is the country's 34th largest commercial banking company with total assets of $18.2 billion at September 30, 2001. The Company operates banking subsidiaries in Maine, New Hampshire, Massachusetts, Vermont, New York, and Connecticut.

The Company also operates a variety of insurance agencies in New England as subsidiaries of Banknorth Insurance Group; a money management firm, Banknorth Investment Management Group, NA, an investment subsidiary, Bancnorth Investment Planning Group, and a leasing company, Banknorth Leasing. Other subsidiaries and divisions provide services in mortgage banking, asset based lending, private banking, merchant services and other financial services.

Andover Bancorp Inc. is a $1.8 billion bank holding company headquartered in Andover Massachusetts, approximately 25 miles north of Boston. Andover Bancorp is the parent company of Andover Bank and Gloucester Bank and Trust Company, which serve consumer and business customers in northern Massachusetts and southern New Hampshire. Andover Bank operates banking offices in Andover, Lawrence, Methuen, North Andover and Tewksbury, Massachusetts and in Derry, Londonderry and Salem, New Hampshire. Gloucester Bank and Trust operates banking offices in Gloucester, Massachusetts.

MetroWest Bank is a state chartered financial institution headquartered in Framingham, Massachusetts with assets of nearly $1 billion. The former Framingham Savings Bank was renamed MetroWest Bank in 1996 to reflect its geographic presence in the western area of metropolitan Boston and to signify its transition to commercial banking. MetroWest has branches in Middlesex, Worcester and Norfolk counties in Massachusetts.

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